Exhibit 10.43

March 30, 2004

Michael G. Potter

4492 Sandalwood Drive

Pleasanton, California 94588

Dear Michael:

This letter supersedes your promotional letter dated March 8, 2004. On behalf of ChipPAC, I am pleased to advise you of your promotion to the position of Acting Chief Financial Officer. In this position, you will report to Robert Krakauer, EVP Operations.

In this position, your compensation will include:

Effective April 1, 2004, your annual base salary is $200,000.00 (Two Hundred Thousand Dollars) to be paid on a semi-monthly basis.

You will continue to participate in the Short Term Incentive (STI) Plan with a target payout of 30% of your base salary.

You will receive an additional 2004 grant of 50,000 ChipPAC stock options, as a result of your promotion to Acting Chief Financial Officer for ChipPAC. The grant date and strike price are being determined and you will be informed of that information separately.

You will continue to participate in all the standard benefits offered to employees of ChipPAC, Inc. and vacation in accordance with the policy, based on your service.

We hope that you and ChipPAC will find continued mutual satisfaction with your employment. ChipPAC is excited about your continuing success with the company. ChipPAC continues to recognize the traditional Employment-At-Will doctrine between an employer and an employee, which means that either party has the right to terminate the employment relationship at any time with or without cause or notice. Similarly, we both agree that any dispute arising with respect to your employment, the termination of that employment, including any alleged breach of contract claims or breach of covenant of good faith and fair dealing related to your employment at ChipPAC shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association.

This letter and the Agreement contain the entire agreement with respect to your employment and supersede any prior agreements regarding your employment status. No ChipPAC representative, with the exception of ChipPAC’s President or Human Resources has any authority to modify or enter into an agreement or modification, express or implied, contrary to the foregoing.

Please indicate your acceptance of this promotion, which is effective as of April 1, 2004, by signing a copy of this letter in the space below and returning one copy of this letter to me no later than April 1, 2004.

Sincerely,

/s/ DENNIS DANIELS

Dennis Daniels

Vice President, Corporate Administration & Human Resources

Michael G. Potter

Print Name

/s/ MICHAEL G. POTTER	March 30, 2004

Signature	Date

Effective Date April 1, 2004

CC:	Robert Krakauer

Patricia McCall

Dennis McKenna